UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 27, 2008 (June 24, 2008)

Behringer Harvard Opportunity REIT II, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	333-140887	20-8198863
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

15601 Dallas Parkway, Suite 600, Addison, Texas

75001

(Address of principal executive offices)

(Zip Code)

(866) 655-1605

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commenc ement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Chief Executive Officer and Chief Investment Officer

Robert M. Behringer has resigned from his positions as our chief executive officer and chief investment officer, effective June 24, 2008.  Mr. Behringer remains as our chairman of the board.

Appointment of Chief Executive Officer and Resignation of Chief Operating Officer

Robert S. Aisner has been appointed our chief executive officer and has resigned from his position as our chief operating officer, effective June 24, 2008.  Mr. Aisner, 61, remains as our president and one of our directors.  Mr. Aisner also serves as the president and chief executive officer of Behringer Harvard Opportunity Advisors II LP and HPT Management Services LP, effective June 24, 2008.  In addition, Mr. Aisner serves as president, chief executive officer and a director of Behringer Harvard REIT I, Inc. and Behringer Harvard Opportunity REIT I, Inc., as president and chief operating officer of Behringer Harvard REIT II, Inc. and as chief executive officer and a director of Behringer Harvard Multifamily REIT I, Inc. Mr. Aisner is also president of the other Behringer Harvard companies.

Mr. Aisner has over 30 years of commercial real estate experience with acquiring, managing and disposing of properties located in the United States and other countries, including Germany, the Netherlands, England, the Bahamas and Australia.  From 1996 until joining Behringer Harvard in 2003, Mr. Aisner served as (1) executive vice president of AMLI Residential Properties Trust, formerly a New York Stock Exchange listed REIT focused on the development, acquisition and management of upscale apartment communities, which serves as advisor and asset manager for institutional investors with respect to their multifamily real estate investment activities, (2) president of AMLI Management Company that oversees all of AMLI’s apartment operations in 80 communities, (3) president of the AMLI Corporate Homes division that manages AMLI’s corporate housing properties, (4) vice president of AMLI Residential Construction, a division of AMLI that performs real estate construction services, and (5) vice president of AMLI Institutional Advisors, the AMLI division that serves as institutional advisor and asset manager for institutional investors with respect to their multifamily real estate activities.  Mr. Aisner also served on AMLI’s executive committee and investment committee from 1999 until 2003.  From 1994 until 1996, Mr. Aisner owned and operated Regents Management, Inc., which had both a multifamily development and construction group and a general commercial property management group.  From 1984 to 1994, he was employed by HRW Resources, Inc., a real estate development and management company, where he served as vice president.  Mr. Aisner received a Bachelor of Arts degree from Colby College and a Masters of Business Administration degree from the University of New Hampshire.

Appointment of Chief Operating Officer

Samuel A. Gillespie has been appointed our chief operating officer, effective June 24, 2008. Mr. Gillespie, 49, also is the chief operating officer of Behringer Harvard Opportunity Advisors II LP.  He joined Behringer Harvard in November 2004.  Mr. Gillespie has 22 years of experience in the commercial real estate industry, all with Trammell Crow Company prior to joining Behringer Harvard.  His most recent position was as Managing Director of National Accounts, where he was responsible for providing senior level leadership for Trammell Crow Company’s largest institutional customers, representing 175 million square feet and $135 million in revenue. Prior to that, Mr. Gillespie was Partner in Charge of Trammell Crow’s Indianapolis office from 1986-1997, developing three million square feet of office and warehouse space valued at over $100,000,000 as well as assembling, rezoning and financing three complex land sites totaling 500 acres.  Mr. Gillespie began his career as a leasing agent in Oklahoma City in 1983, representing Trammell Crow’s office and warehouse portfolio to the tenant and brokerage community, where he negotiated over 850,000 square feet of leases in a three-year period.  Mr. Gillespie graduated summa cum laude in 1981 with a Bachelor’s Degree in Accounting from Texas A&M University.

Item 7.01.        Regulation FD Disclosure.

On June 24, 2008, our board of directors declared distributions payable to the stockholders of record each day during the months of July, August and September 2008.  The declared distributions will equal a daily amount of $0.0008219 per share of common stock, which is equivalent to an annual distribution rate of 3.0% assuming the share was purchased for $10.00.  We expect substantially all of these distributions to be funded from the net proceeds of our ongoing public offering.  A portion of each distribution is expected to constitute return of capital for tax purposes.  Distributions payable to each stockholder of record during a month will be paid in cash on or before the 16th day of the following month.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BEHRINGER HARVARD OPPORTUNITY REIT II, INC.

Dated: June 27, 2008	By:	/s/ Gerald J. Reihsen, III
Gerald J. Reihsen, III
Executive Vice President –
Corporate Development & Legal